Exhibit 99.1

SandRidge Mississippian Trust II Announces Quarterly Distribution

SANDRIDGE MISSISSIPPIAN TRUST II

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

AUSTIN, Texas April 28, 2016 — SANDRIDGE MISSISSIPPIAN TRUST II (NYSE: SDR) today announced a quarterly distribution for the three-month period ended March 31, 2016 (which primarily relates to production attributable to the Trust’s interests from December 1, 2015 through February 29, 2016) of $3.8 million, or $0.101 per Common Unit. The Trust makes distributions on a quarterly basis on or about the 60th day following the completion of each quarter. The distribution is expected to occur on or before May 27, 2016 to holders of record as of the close of business on May 13, 2016.

During the three-month production period ended February 29, 2016, total sales volumes were lower than initial Trust estimates and oil, natural gas and natural gas liquids (“NGL”) experienced continued depressed pricing. The decrease in revenue caused by lower commodity prices during the period was partially offset by net cash settlements received under the derivatives agreement of approximately $1.2 million. This increased the average price received per barrel of oil, including the effects of the derivatives and post-production expenses, from $29.02 to $55.73, and increased the quarterly income available for distribution to $0.101 per Common Unit. Although distributions related to production through December 31, 2015 are supported by hedging arrangements, no such arrangements are in place for production attributable to periods after December 31, 2015 and consequently distributions for production periods beginning January 1, 2016 or later should be expected to be dramatically lower than distributions for recent periods. As no additional development wells will be drilled, the Trust’s production is expected to decline each quarter during the remainder of its life.

The Trust owns royalty interests in oil and natural gas properties in the Mississippian formation in Alfalfa, Grant, Kay, Noble and Woods counties in northern Oklahoma and Barber, Comanche, Harper and Sumner counties in southern Kansas and is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and NGL prices and the amount and timing of the Trust’s administrative expenses, among other factors. Although there is no assurance of any minimum distribution in any quarterly period, during the subordination period (as described in the Trust’s filings), holders of Common Units are entitled to receive an amount up to the “Subordination Threshold” (which varies from quarter to quarter) prior to any distribution being made for that quarter in respect of the Subordinated Units, all of which are held by SandRidge Energy, Inc. (“SandRidge”). If the amount available for distribution in any quarterly period is sufficient to distribute an amount equal to the Subordination Threshold to the holders of all units (including the Subordinated Units), any additional balance is distributed to holders of all units pro rata, up to the amount of the Incentive Threshold for the quarter. Trust units are entitled to receive 50% of any cash available for distribution in excess of the Incentive Threshold for the quarter.  The Trust’s quarterly income available for distribution to the Common Units is below the Subordination Threshold of $0.672 per Common Unit for the quarter, and no quarterly distribution will be paid to the Subordinated Units.

Volumes, price and distributable income available to unitholders for the period were (dollars in thousands, except per unit):

Sales Volumes
Oil (MBbl)	46
NGL (MBbl)	66
Gas (MMcf)	910
Combined (MBoe)	263
Average Price
Oil (per Bbl)	$29.02
NGL (per Bbl)	$9.68
Gas (per Mcf)	$1.83
Average Price - including impact of derivative settlements and post-production expenses
Oil (per Bbl)	$55.73
NGL (per Bbl)	$9.68
Gas (per Mcf)	$1.25
Revenues
Royalty income	$3,642
Derivative settlements	1,232
Expenses	1,106
Distributable income available to unitholders	$3,768
Distributable income per Common Unit (37,293,750 units issued and outstanding)	$0.101
Distributable income per Subordinated Unit (12,431,250 units issued and outstanding)	$0.000

On April 1, 2016, the day following the end of the fourth full calendar quarter subsequent to SandRidge’s fulfillment of its drilling obligation with respect to the development wells, which occurred in the first quarter of 2015, the Subordinated Units automatically converted into Common Units on a one-for-one basis. Beginning with the Trust’s August 2016 distribution, distributions made on Common Units will no longer have the benefit of the Subordination Threshold, nor will the Common Units be subject to the Incentive Threshold, and all Trust unitholders will share on a pro rata basis in the Trust’s distributions.

Pursuant to IRC Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Mississippian Trust II to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate, currently 39.6% for individuals, on the distribution made to foreign partners.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unit holders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from SandRidge with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither SandRidge nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in Common Units issued by SandRidge Mississippian Trust II is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:	SandRidge Mississippian Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555
919 Congress Avenue, Austin, TX 78701